Exibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Kinbasha Gaming International, Inc.

a Florida Corporation

Subsidiaries

Jurisdiction

Kinbasha Co., Ltd.  (98% owned)

Japan

Kanto Kinbasha Co., Ltd. (100% owned subsidiary of Kinbasha Co., Ltd.)

Japan